EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp, Inc. Announces Six-Month Extension of Shareholder Rights Plan and Increase in Ownership Threshold For Triggering Rights From 10 Percent to 15 Percent

Company Also Announces Intention of Board of Directors to Redeem Rights if Strategic Alternatives Evaluation Concludes Prior to the Plan’s Expiration Date

Miami, FL, September 4, 2007 – Quipp, Inc. (Nasdaq: QUIP) announced today that its Board of Directors extended the expiration date of its shareholder rights plan, which was scheduled to expire on September 4, 2007, for another six months.  The new expiration date is March 4, 2008.  In connection with the extension, the Board also amended the plan so that the rights generally will become exercisable only if a person or group (other than certain institutional investment managers) acquires beneficial ownership of 15 percent or more of Quipp common stock or commences a tender or exchange offer for 15 percent or more of Quipp common stock.  Previously, the rights became exercisable at the 10 percent level.

Michael S. Kady, President and Chief Executive Officer of Quipp, stated: “The extension of the shareholder rights plan is intended to assure that the strategic evaluation process that the Board continues to undertake is free of certain actions that would interfere with its orderly completion.  At this point, the strategic evaluation process is focused on a sale of the company.  This process has taken longer than we would have desired, but we believe that it will run its course within the next six months. We should know by then if we have a transaction to propose to shareholders or if we will focus our efforts exclusively on continuing operations.”

Mr. Kady continued: “The decision to raise the trigger for exercising the rights to 15 percent is designed to more closely align this feature of the shareholder rights plan to common practice. Moreover, it is the Board’s intention to redeem the rights if the evaluation process ends prior to the new expiration date.”

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, the timing of the strategic alternative process, possible exclusive focus on continuing operations of the business and redemption of rights under the shareholder rights plan.  Actual results could differ materially from those described in the forward-looking statements due to, among other things, the results of the strategic evaluation process described in this press release, unanticipated business developments and economic conditions generally and in the newspaper industry.